Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415.659.3580
onapolitano@fibertower.com

Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Cathy Mattison
415.433.3777
cmattison@lhai.com

FiberTower 24 GHz Spectrum Build-out Requirements Extended

San Francisco, CA — October 27, 2010 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, was granted an extension of time on the build-out deadline for 102 of its 24 GHz spectrum licenses through June 1, 2012 by the Federal Communications Commission (FCC).  These 102 licenses currently expire on February 1, 2011, and in light of the FCC’s extension grant, FiberTower plans to file renewal applications in mid-January 2011 referencing the build-out extension.  FiberTower also has one additional 24 GHz license that does not expire until 2015.

Previously, FiberTower’s 39 GHz licenses with 2007 build-out deadlines and license expiration dates went through a similar process.  First, the FCC extended the build-out deadline for these 39 GHz licenses until June 1, 2012.  Then the licenses received ten-year renewals expiring in 2017 for licenses deemed constructed or contingent upon meeting construction requirements.  Other 39 GHz licenses with 2010 expiration dates also received build-out extensions until June 1, 2012, and their license renewal applications remain pending at the FCC.

Joseph M. Sandri, Jr., FiberTower’s Senior Vice President, Regulatory and Government Affairs, said, “The build-out extensions benefit both the public interest and the company by allowing FiberTower to further develop its valuable 24 GHz and 39 GHz spectrum assets in response to market demands instead of building to meet an artificially set timeframe.”

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including statements regarding, among other things, our financial and business prospects, anticipated customer growth, and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.